EXHIBIT 10.3

Exhibit B

ANALYSTS INTERNATIONAL CORPORATION

ANNUAL MANAGEMENT INCENTIVE PLAN (AMIP)

Fiscal Year 2008 Only

1. Term of this AMIP.  This Annual Management Incentive Plan (“AMIP” or the “Plan”) is Exhibit B to that certain Employment Agreement between Analysts International Corporation (the “Company”) and Michael W. Souders (“Executive”) having a Commencement Date of July 1, 2008 (the “Employment Agreement”), and is an integral part of the Employment Agreement between the parties.  It replaces all prior incentive compensation plans and other arrangements between the parties and is effective for the 2008 Fiscal Year only (January 1, 2008 through December 31, 2008).  It will be replaced, amended or eliminated thereafter.

2. Terms of Participation.

(a) Eligibility.  Before an employee may participate in the Plan, the employee must be designated by Analysts International corporate management or, in the case of an executive officer, the Compensation Committee of the Company’s Board of Directors as eligible to participate and must execute, if requested by the Company, an employment agreement, in such form as the Company may require.  The Company’s failure to request the employee to sign an employment agreement in order to participate in the Plan shall in no way modify, amend, terminate or void any employment agreement, non-compete, confidentiality or similar agreement previously signed by the employee and such agreement shall remain in full force and effect.

(b) Changes in position or Gross Base Salary.  If, during the course of the fiscal year, an employee accepts a new position with the Company or receives a new Gross Base Salary (as defined in Section 3(d)(i) below), the employee’s incentive distribution, if any, shall be calculated using the Gross Base Salary as of December 31, 2008, unless otherwise agreed to by the Company in writing.

(c) Not a Guarantee of Continuing Employment.  The Plan is not intended as a guarantee of continuing employment, the employment relationship between the Company and participants in the Plan being terminable at any time by either the Company or the participant, with or without cause, unless agreed to otherwise in writing.

3. Incentive Compensation – Components.

(a) Incentive Compensation.  Two types of senior management employees are eligible to participate in this Plan – leaders of Strategic Support Service Units (SSU) and leaders of Strategic Business Units (SBU).

(i) For leaders of SSUs, incentive compensation is based solely (100%) on company performance.

(ii) For leaders of SBUs, incentive compensation is based on both company performance and their individual SBU performance as further set forth herein.

(b) Company Performance Component.  The company component of the AMIP is based on one and only one factor, Earnings per Share (EPS), as the same shall be disclosed in the Company’s final fiscal year 2008 financial earnings release.

(c) SBU Performance Component.  The SBU performance component of the AMIP is based on achievement of the individual SBU operating profit established for the specific SBU in the CEO budget.

(d) Condition to Payment.  No payment of any kind will be made under this Plan to SSU leaders if the company’s performance in terms of EPS is below $0.05 a share.

4. Leaders of SSUs.

For leaders of Strategic Support Service Units (SSU), the range of potential payment amounts is 0% to 70% of Gross Base Salary, as follows:

EPS (after AMIP payout)	% of SSU Leader’s Base Salary Payable as Incentive Compensation
$0.03	0.0%
$0.04	0.0%
$0.05 (CEO Budget)	30.0%
$0.06	33.0%
$0.07	33.0%
$0.08	34.0%
$0.09	36.0%
$0.10	37.0%
$0.11	38.0%
$0.12	39.0%
$0.13 (Mgmt. Budget)	40.0%
$0.14	42.5%
$0.15	45.0%
$0.16	47.5%
$0.17	50.0%
$0.18	52.5%
$0.19	55.0%
$0.20	57.5%
$0.21	62.0%
$.022	70% (maximum)

5. Leaders of SBUs.

(a) For leaders of SBUs, incentive compensation is based on both company performance and their individual SBU performance.

(b) At target performance, the ratio between these two components will be 75% on company performance and 25% on individual SBU performance.  “Target performance” assumes that the Company achieves EPS of $0.05 after AMIP, and that the SBU has achieved its individual operating profit financial objective as established in the CEO budget for fiscal year 2008.

(c) The range of potential payment amounts to an eligible SBU leader is 0% to 70% of Gross Base Salary, with a total targeted payment amount of 30% if both the Company and the SBU achieves 100% of the target “CEO budget” for the fiscal year.

(d) The range of potential payment amounts to an eligible SBU leader under the company performance component is 0% to 52.5% of Gross Base Salary, with a target payment amount of 22.5% if the Company achieves $.05 EPS.  There will be no payment made of the company performance component of the Plan if the company performance is below $0.05 a share.  The following chart shows the range of payout of the company component to SBU leaders based on EPS.

EPS (after AMIP payout)	% of SBU Leader’s Base Salary Payable as Incentive Compensation
$0.03	0.0%
$0.04	0.0%
$0.05 (CEO budget)	22.5%
$0.06	23.0%
$0.07	24.0%
$0.08	25.0%
$0.09	26.0%
$0.10	27.0%
$0.11	28.0%
$0.12	29.0%
$0.13 (Management Plan)	30.0%
$0.14	32.5%
$0.15	35.0%
$0.16	37.5%
$0.17	40.0%
$0.18	42.5%
$0.19	45.0%
$0.20	47.5%
$0.21	52.0%
$0.22	52.5%

(e) Individual SBU Performance Component (for leaders of SBU’s only.)   The range of potential payment amounts under the individual SBU performance component of the Plan is 0% to 17.5%.  There will be no payment made under the individual SBU performance component of the Plan if the company performance is below $0.04 a share. The incentive compensation under the individual SBU performance component of the Plan will vary based upon the Operating Profit financial objective established for the specific SBU in the CEO budget.  The following chart shows the range of the potential incentive payout of the individual SBU performance component, based on Operating Profit.

% of Planned Operating Profit Attainment (at a Company EPS of $0.04 or above)	% of SBU Leader’s Base Salary
Less than 70%	0%
70% up to but not including 75%	2.5%
75% up to but not including 80%	3.5%
80% up to but not including 85%	4.5%
85% up to but not including 90%	5.5%
90% up to but not including 95%	6.5%
95% up to but not including 100%	7.0%
CEO Plan 100% up to but not including 110%	7.5%
110% up to but not including 120%	7.8%
120% up to but not including 130%	8.0%
130% up to but not including 140%	8.3%
140% up to but not including 150%	8.5%
150% up to but not including 160%	8.8%
160% up to but not including 170%	9.0%
170% up to but not including 180%	9.3%
180% up to but not including 190%	9.5%
190% up to but not including 200%	9.8%
Management Plan 200% up to but not including 210%	10%
210% up to but not including 220%	11%
220% up to but not including 230%	12%
230% up to but not including 240%	13%
240% up to but not including 250%	14%
250% up to but not including 260%	15%
260% up to but not including 270%	16%
270% up to but not including 275%	17%
275% (maximum)	17.5%

6. Calculation of Incentive Compensation.  Incentive compensation called for in this Plan shall be determined as set forth herein.

(a) Gross Base Salary.  Incentive compensation under the Plan shall be calculated and determined on the basis of an employee’s Gross Base Salary in effect on December 31, 2008.  “Gross Base Salary” means the participant’s regular annualized cash compensation, before pre-tax deduction for benefits, if any, paid for the period in the fiscal year with respect to which an employee’s incentive compensation is being calculated hereunder.  Specifically excluded from Gross Base Salary are:  (i) amounts grossed up in any of an employee’s compensation for tax reporting purposes; (ii) gain realized on the grant or exercise of stock options and the grant of restricted stock or the lapse of conditions related thereto; (iii) dividends credited to a restricted stock or stock subject to options; (iv) incentive payments; (v) amounts paid for automobile allowance and/or expenses; and (vi) any other amounts determined by the Company to be other than regular cash compensation.

(b) Process for calculation.  The Chief Financial Officer and/or the Vice President of Human Resources shall determine whether all prerequisites for payment of incentive compensation have been met and shall calculate an employee’s incentive amount subject to:  i) any changes that occur during audit of the Company’s books by its independent auditors; and ii) to any limits imposed by the terms and condition of the Plan.

(c) Incentive Amount.  The amount of incentive compensation shall be calculated as defined in Section 3(b) and (c) and other terms and conditions of the Plan, including but not limited to Sections 3(d)(ii), 3(d)(v)(2), 3(d)(vi)(1), 3(d)(vi)(2) and 5(b) hereof.

(d) Distribution.  Incentive compensation that has been earned and is payable under all terms of the Plan will be distributed on an annual basis only.  Incentive compensation under the Plan is not earned until the completion of the fiscal year financial audit.  The Company anticipates that annual distributions will occur during March of the year following completion of the fiscal year.

(e) Limits on Distributions.

(i) Limit on Individual Amount. The maximum payment to any one employee under the Plan shall be 70% of Gross Base Salary.

(ii) Profit Requirements.  No participant shall receive an incentive distribution under the Plan unless the Company is profitable as reported in its financial results filed with the Securities and Exchange and achieves Earnings Per Share (EPS) after AMIP payments of at least $0.04.

7. Incentive Protection.  Upon the occurrence of an event constituting a Change of Control, as defined in the employee’s Change of Control Agreement (Exhibit A to the Employment Agreement), neither the Company nor any successor or assign shall have the right to modify, amend or terminate the Plan.  Further, in the event of such a Change of Control, determination of incentive compensation for the fiscal year will be calculated under Section 3 based on:  (i) actual results through the month ended prior to the Change of Control; and (ii) results as projected in the Management Forecast for the remainder of the fiscal year or the six-month period beginning with the month in which the Change of Control occurs, whichever is shorter.  “Management Forecast” means the Company’s pre-tax profit plan for the fiscal year as presented to and approved by the Board.

8. General Provisions.

(a) Eligibility for Distribution.  Unless otherwise provided for in writing, in order to be eligible for any distribution or award, the employee must be a full-time employee of the Company as of the date on which the distribution is made. Without limiting the Company’s right to damages or injunctive relief, a participant must refund all incentive compensation payments received, during his or her last twelve (12) months of employment with the Company if he or she violates any of the provisions of the separate employment agreement referenced in Paragraph 2(a) of the Plan

(b) Revenue and Profit.  Revenue and profit shall be determined by the Company in accordance with the Company’s practices and procedures, and in compliance with applicable rules of accounting and federal and state law and regulations.  Specifically, but not by way of limitation, all items of income and expense, and all adjustments to income by way of reserves, write-downs or write-offs and all expenses (including but not limited to bad debt expense, interest and depreciation), shall be recorded when determined by the Company to have been receivable or incurred.

(c) Termination and Modification.  The Company reserves the right to terminate the Plan or to modify the provisions hereof at any time and from time to time.  Such termination or modification shall be effective when issued by the Company, however once incentive compensation is earned by the employee, the Company may not cancel payment of such incentive compensation.

(d) Example of Potential Payout.  For illustrative purposes only, an example of a potential payout for Executive is shown below.

EXAMPLE ONLY:

Executive:  Mike Souders

Gross Base Salary for purposes of 2008 AMIP:  $300,000.00

Total Incentive payment under AMIP if EPS of $0.05 is achieved:  $90,000.00

Consisting of

(a)           Company component =22.5% of base salary $67,500.00

(b)           SBU component = 7.5% of base salary $22,500.00

The foregoing (AMIP) is agreed to and accepted:

ANALYSTS INTERNATIONAL CORPORATION	Michael W. Souders (“Executive”)
By:______________________________ Title:____________________________	By:______________________________ Date signed:______________________
Date signed:______________________